                                                                      EXHIBIT 12

                                FOOT LOCKER, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
                                 ($ in millions)

                                             Thirty-nine weeks ended                        Fiscal Year Ended
                                             -----------------------      ------------------------------------------------------
                                               Nov. 1,     Nov. 2,        Feb. 1,     Feb. 2,     Feb. 3,    Jan. 29,   Jan. 30,
                                                2003        2002           2003        2002        2001        2000       1999
                                                ----        ----           ----        ----        ----        ----       ----
NET EARNINGS

Income from continuing operations             $   138      $   114        $   162      $   111     $  107     $   59     $   14

Income tax expense (benefit)                       76           61             84           64         69         38        (28)

Interest expense, excluding capitalized
interest                                           19           25             33           35         41         65         57

Portion of rents deemed representative of
the interest factor (1/3)                         124          119            165          158        155        170        161
                                              -------      -------        -------      -------     ------     ------     ------
                                              $   357      $   319        $   444      $   368     $  372     $  332     $  204
                                              =======      =======        =======      =======     ======     ======     ======

FIXED CHARGES
Gross interest expense                        $    19      $    25        $    33      $    35     $   42     $   67     $   64

Portion of rents deemed representative
of the interest factor (1/3)                      124          119            165          158        155        170        161
                                              -------      -------        -------      -------     ------     ------     ------

                                              $   143      $   144        $   198      $   193     $  197     $  237     $  225
                                              =======      =======        =======      =======     ======     ======     ======

RATIO OF EARNINGS TO FIXED CHARGES                2.5          2.2            2.2         1.9         1.9        1.4        0.9
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Earnings were not adequate to cover fixed charges by $21 million for the fiscal year ended January 30, 1999.